EXHIBIT 99.1
C&F FINANCIAL CORPORATION

Thursday,	January 24, 2013

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

C&F Financial Corporation
Announces Record Net Income for 2012

West Point, Va., January 24, 2013—C&F Financial Corporation (NASDAQ:  CFFI), the one-bank holding company for C&F Bank, today reported net income of $3.89 million for the fourth quarter of 2012, compared with $3.41 million for the fourth quarter of 2011, a 13.98 percent increase.  Net income available to common shareholders for the fourth quarter of 2012 was $3.89 million, or $1.17 per common share assuming dilution, compared with $3.27 million, or $1.02 cents per common share assuming dilution, for the fourth quarter of 2011.  The corporation’s net income was a record $16.38 million for the year ended December 31, 2012, compared with $12.98 million for the year ended December 31, 2011, a 26.25 percent increase.  Net income available to common shareholders for 2012 was $16.07 million, or $4.86 per common share assuming dilution, compared with $11.79 million, or $3.72 per common share assuming dilution, for 2011.

For the fourth quarter of 2012, the corporation’s return on average common equity and return on average assets, on an annualized basis, were 15.45 percent and 1.61 percent, respectively, compared to 15.46 percent and 1.42 percent, respectively, for the fourth quarter of 2011.  For the year ended December 31, 2012, the corporation’s return on average common equity was 17.05 percent and its return on average assets was 1.71 percent, compared to a 14.86 percent return on average common equity and a 1.30 percent return on average assets for the year ended December 31, 2011.

“We are pleased to report record earnings for the corporation for 2012,” said Larry Dillon, president and chief executive officer of C&F Financial Corporation.  “The corporation experienced three consecutive quarters of record earnings for each of the first three quarters of 2012, finishing the year with a 26.25 percent increase in net income when compared to 2011. Additionally for 2012, net income for each of the corporation’s major business segments improved over their comparable results for 2011.  These improvements include a $2.6 million increase in net income for the retail banking segment and an $860,000 increase in net income for the mortgage banking segment. The consumer finance segment continued to have strong operating results, reporting $12.6 million of net income for 2012, which was comparable to net income for 2011.”

“The retail banking segment’s net income of $2.15 million was a significant improvement when compared to the $432,000 loss in 2011,” said Dillon.  “The retail banking segment’s 2012 net income benefitted from the effects of the low interest rate environment on the cost of deposits and lower loan loss provision expenses. The retail banking segment’s performance was adversely affected by declines in loans to non-affiliates due to decreased demand for new loans and increased competition for new loans in the market place. Additionally, nonperforming assets continued to be elevated compared to historical levels, with $17.7 million at December 31, 2012, compared to $16.1 million at December 31, 2011. We continued to evaluate the level of the allowance for loan losses in light of the higher level of nonperforming assets during 2012, and based on our review we believe the retail banking segment’s allowance for loan losses is adequate. The retail banking segment’s allowance for loan losses as a percentage of period-end loans was 3.38 percent at December 31, 2012 and 3.40 percent at December 31, 2011.”

EXHIBIT 99.1
C&F FINANCIAL CORPORATION

Thursday,	January 24, 2013

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

“The mortgage banking segment saw increases in net income for the fourth quarter of 2012 and for the year ended December 31, 2012 of $333,000 and $860,000, respectively, when compared to the same periods of 2011. These increases are primarily attributable to increases in (1) gains on sales of loans and ancillary loan production fees, both due to increased mortgage loan origination and sales volumes during 2012 and (2) interest income generated by the segment’s mortgage loan portfolio. Accompanying the increases in loan origination and sales volumes that occurred during 2012, the mortgage banking segment experienced increases in its loan production-based operating expenses and income-based compensation expenses. Additionally, the mortgage banking segment incurred increased personnel costs related to the management of the increasingly complicated regulatory environment in which the mortgage banking segment operates.”

“The consumer finance segment’s net income of $12.6 million for 2012 approximated net income for 2011. Loan growth for the consumer finance segment was strong during 2012, with average loans increasing 11.78 percent for the fourth quarter of 2012 and 10.20 percent for the year ended December 31, 2012, compared to the same periods in 2011. Additionally, the consumer finance segment continues to benefit during periods of loan growth from the low cost of its variable rate borrowings. These benefits were offset in part by (1) a decline in average loan yields in response to loan pricing strategies used by competitors to grow market share in automobile financing and (2) increases in charge-off activity that occurred during 2012, which translated into increases in loan loss provision expenses. Increased charge-offs were a result of current economic conditions coupled with decreased resale prices for repossessed vehicles. The consumer finance segment’s operating expenses in 2012 were also affected by the segment’s loan growth and expansion into new markets, which resulted in higher personnel costs and loan production expenses.”

“The corporation declared a quarterly cash dividend of 29 cents per common share for the fourth quarter of 2012, which was paid on December 21, 2012 and represents a 7.41 percent increase over the prior quarter’s cash dividend declared of 27 cents per common share, which was paid on October 1, 2012, and an 11.54 percent increase over the cash dividend of 26 cents per common share declared for the fourth quarter of 2011, which was paid on January 1, 2012. Along with the increase in the dividend amount declared for the fourth quarter of 2012, we moved up the payment from our traditional payment date of January 1, 2013 to December 21, 2012, which resulted in five dividend payment dates during 2012. Given the uncertainty of federal tax rate issues at the time, the corporation’s Board of Directors determined that moving our fourth quarter dividend payment date into 2012 provided the most tax-advantageous position for our shareholders.”

EXHIBIT 99.1
C&F FINANCIAL CORPORATION

Thursday,	January 24, 2013

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

“Based on our projections for the coming year, we are optimistic about the potential for another year of strong financial performance in 2013 as we continue to work to improve our asset quality and expand our individual business segments. We will continue to make decisions that we believe are in the best long-term interests of our shareholders, customers and employees,” concluded Dillon.

Retail Banking Segment.  C&F Bank reported net income of $523,000 for the fourth quarter of 2012, compared to net income of $63,000 for the fourth quarter of 2011.  For the year ended December 31, 2012, C&F Bank reported net income of $2.15 million, compared to a net loss of $432,000 for the year ended December 31, 2011.

The improvements in quarterly and annual financial results for 2012 resulted from (1) the effects of the low interest rate environment on the cost of deposits, (2) decreases in loan loss provision expense, (3) increases in activity-based interchange income, (4) lower FDIC insurance expense and (5) lower expenses associated with write-downs and holding costs of foreclosed properties.  Offsetting these positive factors were the negative effects of the following:  (1)  a decrease in average loans to non-affiliates to $403.15 million for the year ended December 31, 2012 from $406.06 million for the year ended December 31, 2011 resulting from weak demand in the current economic environment coupled with intensified competition for loans in our markets, (2) a decline in overdraft fee income and (3) higher occupancy expenses associated with depreciation and maintenance of technology investments related to expanding the banking products we offer to our customers and to improving our operational efficiency and security.

The Bank’s nonperforming assets were $17.70 million at December 31, 2012, compared to $16.07 million at December 31, 2011.  Nonperforming assets at December 31, 2012 included $11.46 million in nonaccrual loans, compared to $10.01 million at December 31, 2011, and $6.24 million in foreclosed properties, compared to $6.06 million at December 31, 2011.  Troubled debt restructurings were $16.49 million at December 31, 2012, of which $9.80 million were included in nonaccrual loans, as compared to $17.09 million of troubled debt restructurings at December 31, 2011, of which $8.44 million were included in nonaccrual loans.  The increase in nonaccrual loans primarily resulted from the addition during 2012 of $5.23 million for one commercial customer secured by undeveloped residential and commercial property. Management believes it has provided adequate loan loss reserves for the retail banking segment’s loans.  Foreclosed properties at December 31, 2012 consist of both residential and non-residential properties.  These properties are evaluated regularly and have been written down to their estimated fair values less selling costs.

EXHIBIT 99.1
C&F FINANCIAL CORPORATION

Thursday,	January 24, 2013

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

Mortgage Banking Segment.  Fourth quarter net income for C&F Mortgage Corporation was $618,000 in 2012, compared to $285,000 in 2011.  Net income for the year ended December 31, 2012 was $2.19 million, compared to $1.33 million for the year ended December 31, 2011.

The increases in income for the three months and twelve months ended December 31, 2012 were primarily related to (1) higher gains on the sales of loans and ancillary loan production fees, (2) lower legal and consulting fees and (3) increases in interest income. Loan origination volume increased to $220.68 million in the fourth quarter of 2012, a 16.9 percent increase when compared to the $188.73 million originated in the fourth quarter of 2011. For the twelve months ended December 31, 2012, loan origination volume increased to $840.14 million, a 36.3 percent increase when compared to the $616.44 million originated during the twelve months ended December 31, 2011. The increases in both loan originations and gains on the sales of loans triggered offsetting increases in loan production expenses, income-based compensation expenses and the provision for indemnifications. Additionally, the mortgage banking segment has incurred higher non-production based personnel expenses in order to manage the increasingly complex regulatory environment in which the segment operates.

Consumer Finance Segment.  Fourth quarter net income for C&F Finance Company was $2.88 million in 2012, compared to $3.13 million in 2011.  Net income for the year ended December 31, 2012 was $12.65 million, compared to $12.61 in 2011.

The consumer finance segment experienced strong loan growth during the three months and twelve months ended December 31, 2012. Average loans increased to $276.09 million in the fourth quarter of 2012, or 11.78 percent, when compared to $246.98 million in the fourth quarter of 2011. Average loans increased to $262.73 million for the twelve months ended December 31, 2012, or 10.20 percent, when compared to $238.40 million for the twelve months ended December 31, 2011. In addition to loan growth, the consumer finance segment benefited from the sustained low cost on its variable-rate borrowings. Factors that negatively affected the financial results for the three and twelve months ended December 31, 2012 were (1) increases in net charge-offs as a result of economic conditions and lower resale prices of repossessed automobiles, which resulted in increases in the loan loss provision expense of $1.08 million and $2.04 million for the three and twelve months ended December 31, 2012, respectively, (2) increases in personnel expenses of $217,000 and $879,000 for the three and twelve months ended December 31, 2012, respectively, as a result of segment expansion into new markets and loan growth, and (3) increases in occupancy expenses of $12,000 and $150,000 for the three and twelve months ended December 31, 2012, respectively, as a result of the relocation of the consumer finance segment’s headquarters to a larger leased headquarters building during April 2011.

EXHIBIT 99.1
C&F FINANCIAL CORPORATION

Thursday,	January 24, 2013

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

The allowance for loan losses as a percentage of consumer finance loans increased to 7.96 percent at December 31, 2012, compared to 7.94 percent at December 31, 2011.  Management believes that the current allowance for loan losses is adequate to absorb probable losses in the consumer finance loan portfolio.

Capital and Dividends.  The corporation’s capital and liquidity positions remain strong.  The corporation paid quarterly cash dividends totaling 56 cents per common share during the fourth quarter of 2012, which consisted of the third quarter 2012 dividend paid on October 1, 2012 and the accelerated fourth quarter 2012 dividend paid on December 21, 2012.  The Board of Directors of the corporation continues to review the dividend payout ratio, which, based on dividends declared, was 24.2 percent and 21.6 percent of net income available to common shareholders during the fourth quarter and year ended December 31, 2012, respectively, in light of changes in economic conditions, capital levels and expected future levels of earnings.

About C&F Financial Corporation.  C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $40.81 per share on January 23, 2013.  At December 31, 2012, the book value of the corporation was $31.35 per common share.  The corporation’s market makers include Davenport & Company LLC, McKinnon & Company, Inc. and Scott & Stringfellow, Inc.

C&F Bank operates 18 retail bank branches located throughout the Hampton to Richmond corridor in Virginia and offers full investment services through its subsidiary C&F Investment Services, Inc. C&F Mortgage Corporation provides mortgage, title and appraisal services through 18 offices located in Virginia, Maryland, North Carolina, Delaware and New Jersey. C&F Finance Company provides automobile loans in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana, Alabama, Missouri, Illinois, Texas and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Hunt Valley, Maryland.

EXHIBIT 99.1
C&F FINANCIAL CORPORATION

Thursday,	January 24, 2013

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

Additional information regarding the corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the corporation’s web site at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the corporation conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the corporation’s performance. These include the following fully-taxable equivalent (“FTE”) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE. Management believes that these measures provide users of the corporation’s financial information a presentation of the performance of interest earning assets on a basis that is comparable within the banking industry. Management reviews interest income of the corporation on an FTE basis. In this non-GAAP presentation, interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures the comparability of net interest income arising from both taxable and tax-exempt sources. These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the corporation to evaluate and measure the corporation’s performance to the most directly comparable GAAP financial measures is presented below.

EXHIBIT 99.1
C&F FINANCIAL CORPORATION

Thursday,	January 24, 2013

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

Forward-Looking Statements.  Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the corporation’s management, as well as assumptions made by, and information currently available to, the corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated by such statements. Forward-looking statements in this release include, without limitation, statements regarding expected future financial performance, asset quality and future actions to manage asset quality, adequacy of reserves for loan losses and capital levels. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: (1) interest rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, (4) the legislative/regulatory climate, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations promulgated thereunder, (5) monetary and fiscal policies of the U.S. Government, including policies of the Treasury and the Federal Reserve Board, (6) the value of securities held in the corporation’s investment portfolios, (7) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (8) the inventory level and pricing of used automobiles, (9) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (10) the level of indemnification losses related to mortgage loans sold, (11) demand for loan products, (12) deposit flows, (13) the strength of the corporation’s counterparties, (14) competition from both banks and non-banks, (15) demand for financial services in the corporation’s market area, (16) technology, (17) reliance on third parties for key services, (18) the commercial and residential real estate markets, (19) demand in the secondary residential mortgage loan markets, (20) the corporation’s expansion and technology initiatives, and (21) accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of date of this release.

C&F Financial Corporation
Selected Financial Information
(in thousands, except for share and per share data)

Financial Condition	12/31/12	12/31/11
	(unaudited)

Interest-bearing deposits with other banks and federal funds sold	$17,541	$5,720
Investment securities - available for sale, at fair value	152,817	144,646
Loans held for sale, net	72,727	70,062
Loans, net:
Retail Banking segment	382,284	388,095
Mortgage Banking segment	1,947	2,131
Consumer Finance segment	256,052	226,758
Federal Home Loan Bank stock	3,744	3,767
Total assets	977,018	928,124
Deposits	686,184	646,416
Borrowings	162,746	161,151
Shareholders' equity	102,197	96,090

	For The		For The
	Quarter Ended		Twelve Months Ended
Results of Operations	12/31/12	12/31/11	12/31/12	12/31/11
	(unaudited)		(unaudited)
Interest income	$19,605	$18,871	$76,964	$73,790
Interest expense	2,265	2,918	10,111	11,881
Provision for loan losses:
Retail Banking segment	450	1,450	2,400	6,000
Mortgage Banking segment	30	125	165	360
Consumer Finance segment	3,375	2,300	9,840	7,800
Other operating income:
Gains on sales of loans	5,548	4,316	20,572	16,094
Other	3,272	3,016	12,930	10,952
Other operating expenses:
Salaries and employee benefits	10,354	9,430	40,693	34,317
Other	6,297	5,054	23,229	21,767
Income tax expense	1,766	1,515	7,646	5,735
Net income	3,888	3,411	16,382	12,976
Net income available to common shareholders	3,888	3,265	16,071	11,793
Earnings per common share - assuming dilution	1.17	1.02	4.86	3.72
Earnings per common share - basic	1.20	1.04	5.00	3.76

	For The		For The
	Quarter Ended		Twelve Months Ended
	12/31/12	12/31/11	12/31/12	12/31/11
	(unaudited)		(unaudited)
Fully-taxable equivalent (FTE) amounts*
Interest income on loans-FTE	$18,374	$17,601	$71,998	$68,630
Interest income on securities-FTE	1,825	1,919	7,395	7,676
Total interest income-FTE	20,206	19,528	79,415	76,352
Net interest income-FTE	17,941	16,610	69,304	64,471

*
Assuming a tax rate of 34%.  For more information about these non-GAAP financial measures, please see "Use of Certain Non-GAAP Financial Measures" and "Reconciliation of Certain Non-GAAP Financial Measures."

	For The		For The
	Quarter Ended		Twelve Months Ended
Segment Information	12/31/12	12/31/11	12/31/12	12/31/11
	(unaudited)		(unaudited)
Net income (loss) - Retail Banking	$523	$63	$2,153	$(432)
Net income - Mortgage Banking	618	285	2,191	1,331
Net income - Consumer Finance	2,883	3,129	12,645	12,610
Net loss - Other and Eliminations	(136)	(66)	(607)	(533)
Mortgage loan originations - Mortgage Banking	220,681	188,728	840,140	616,438
Mortgage loans sold - Mortgage Banking	226,026	155,043	837,475	613,529

	For The		For The
	Quarter Ended		Twelve Months Ended
Average Balances	12/31/12	12/31/11	12/31/12	12/31/11
	(unaudited)		(unaudited)

Interest-bearing deposits in other banks and federal funds sold	$15,516	$15,612	$11,695	$19,863
Investment securities - available for sale, at amortized cost	134,052	135,363	134,235	134,514
Loans held for sale	69,366	48,866	64,645	36,470
Loans:
Retail Banking segment	404,275	404,438	403,146	406,056
Mortgage Banking segment	2,225	2,630	2,454	2,721
Consumer Finance segment	276,086	246,982	262,727	238,401
Federal Home Loan Bank stock	3,744	3,784	3,753	3,836
Total earning assets	905,264	857,675	882,655	841,861
Total assets	963,047	917,266	940,350	906,257

Time, checking and savings deposits	562,714	542,473	552,516	537,261
Borrowings	161,921	159,684	162,312	159,710
Total interest-bearing liabilities	724,635	702,157	714,828	696,971
Demand deposits	111,518	98,372	104,737	93,912
Shareholders' equity	100,657	94,458	97,036	94,964

Asset Quality	12/31/12	12/31/11
	(unaudited)
Retail and Mortgage Banking Segments
Nonaccrual loans* - Retail Banking segment	$11,461	$10,011
Nonaccrual loans - Mortgage Banking segment	-	621
Real estate owned** - Retail Banking segment	6,236	6,059
Real estate owned** - Mortgage Banking segment	-	-
Total nonperforming assets	$17,697	$16,691
Accruing loans past due for 90 days or more	$-	$68
Troubled debt restructurings*	$16,492	$17,094
Total loans - Retail Banking segment	$395,664	$401,745
Total loans - Mortgage Banking segment	$2,340	$2,611
Allowance for loan losses - Retail Banking segment	$13,380	$13,650
Allowance for loan losses - Mortgage Banking segment	$393	$480
Nonperforming assets to loans and real estate owned	4.38%	4.07%
Allowance for loan losses to loans - combined Retail Banking and Mortgage Banking segments	3.46%	3.49%
Allowance for loan losses to nonaccrual loans - combined Retail Banking and Mortgage Banking segments	120.17%	132.90%
Net charge-offs to average loans - combined Retail Banking and Mortgage Banking segments	0.72%	0.89%

*	Nonaccrual loans include nonaccrual troubled debt restructurings of $9.80 million at 12/31/12 and $8.44 million at 12/31/11.
**	Real estate owned is recorded at its estimated fair market value less cost to sell.

Consumer Finance Segment
Nonaccrual loans	$655	$381
Accruing loans past due for 90 days or more	$-	$-
Total loans	$278,185	$246,305
Allowance for loan losses	$22,133	$19,547
Nonaccrual consumer finance loans to total consumer finance loans	0.24%	0.15%
Allowance for loan losses to total consumer finance loans	7.96%	7.94%
Net charge-offs to average total consumer finance loans	2.76%	2.39%

	As Of and For The		As Of and For The
	Quarter Ended		Twelve Months Ended
Other Data and Ratios	12/31/12	12/31/11	12/31/12	12/31/11
	(unaudited)		(unaudited)
Annualized return on average assets	1.61%	1.42%	1.71%	1.30%
Annualized return on average common equity	15.45%	15.46%	17.05%	14.86%
Annualized net interest margin	7.88%	7.69%	7.85%	7.66%
Dividends declared per common share	$0.29	$0.26	$1.08	$1.01
Weighted average common shares outstanding - assuming dilution	3,329,516	3,188,317	3,305,902	3,172,277
Weighted average common shares outstanding - basic	3,239,981	3,145,581	3,215,049	3,135,645
Market value per common share at period end	$38.94	$26.60	$38.94	$26.60
Book value per common share at period end	$31.35	$27.08	$31.35	$27.08
Price to book value ratio at period end	1.24	0.98	1.24	0.98
Price to earnings ratio at period end (ttm)	8.01	7.15	8.01	7.15

C&F Financial Corporation
Reconciliation of Certain Non-GAAP Financial Measures
(in thousands)

	For the Quarter Ended
	12/31/12			12/31/2011
	(unaudited)			(unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$18,363	$11	$18,374	$17,571	$30	$17,601
Interest income on securities	1,235	590	1,825	1,292	627	1,919
Total interest income	19,605	601	20,206	18,871	657	19,528
Net interest income	17,340	601	17,941	15,953	657	16,610

	For the Twelve Months Ended
	12/31/12			12/31/2011
	(unaudited)			(unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$71,947	$51	$71,998	$68,571	$59	$68,630
Interest income on securities	4,995	2,400	7,395	5,173	2,503	7,676
Total interest income	76,964	2,451	79,415	73,790	2,562	76,352
Net interest income	66,853	2,451	69,304	61,909	2,562	64,471

*	Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see "Use of Certain Non-GAAP Financial Measures."